Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors
First Bancorp:

We consent to the use of our report dated February 20, 2004, with respect to the consolidated balance sheets of First Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference. Our report refers to the fact that, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and on October 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 147, "Acquisition of Certain Financial Instruments."

(signed) KPMG LLP


Charlotte, North Carolina
August 26, 2004